Ritholtz Wealth Management
CRD No.168652
Investment Adviser Compliance Manual
& Written Supervisory Procedures
October 9, 2025

EXCERPT – CODE OF ETHICS AND PERSONAL TRADING POLICIES AND PROCEDURED

1.0CODE OF ETHICS

The success of RWM as a provider of investment management services depends upon its reputation for excellence and integrity in the investment marketplace. All officers and employees of RWM must therefore act in accordance with the highest ethical standards.

In order to ensure that officers and employees of RWM comply with their fiduciary duties and other standards imposed by federal securities law upon their personal investment activities, the Adviser has adopted this Code of Ethics (the “Code”). The Code includes specific provisions with which all officers, employees, and “Access Persons” (defined below) must comply. However, compliance with these technical provisions alone will not be sufficient to insulate from scrutiny actions or behavior which show a pattern of abuse of the individual’s responsibilities. All officers and employees are expected to abide by the spirit of the Code and the principles articulated herein.

1.1Fiduciary Responsibilities

As a fiduciary under the Adviser’s Act, RWM recognizes:

●It has an affirmative duty of utmost good faith to act solely in the best interests of the Client and to make full and fair disclosure of all material facts, particularly where our interests may conflict with the Clients;
●The duty to render disinterested and impartial advice;
●The duty to make suitable recommendations to Clients in light of their needs, financial circumstances and investment objectives;
●The duty to exercise a high degree of care to ensure that adequate and accurate representations and other information about securities are presented to Clients; and
●The duty to have an adequate basis in fact for our recommendations, representations, and projections.

1.2Definitions

For purposes of this policy, the following definitions shall apply:
“Access Persons” are all employees, directors, officers, partners or members of RWM, as the case may be, who (i) have access to nonpublic information regarding Advisory Clients’ purchases or sales of securities, (ii) are involved in making securities recommendations to Advisory Clients or (iii) have access to nonpublic recommendations or portfolio holdings of Clients (iv) all of RWM’s directors, officers, members and Advisory Representatives. Client services personnel who regularly communicate with Advisory Clients also may be deemed to be Access Persons.

“Advisory Client” is any person or entity for which RWM serves as an investment adviser for, renders investment advice to or makes investment decisions for.

“Supervised Person” is any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of an investment adviser, or other person who provides investment advice on behalf of the investment adviser and is subject to the supervision and control of the investment adviser.

“Smart RIA” (SMART) is our Compliance management and recordkeeping system that is also used for employee conflict management.

1.3Prohibitions

RWM has established the following restrictions in order to ensure its fiduciary responsibilities:

●RWM emphasizes the unrestricted right of the Client to specify investment objectives, guidelines, and/or conditions on the overall management of their account. RWM’s standard investment process begins with reviewing applicable state statutes, investment policy, and permitted investment language provided by the Client.
●Access Persons or their immediate family members shall not buy or sell securities for their personal portfolio(s) where their decision is derived, in whole or in part, by reason of the Access Person’s employment, unless the information is also available to the investing public on reasonable inquiry. No person of RWM shall prefer his or her own interest to that of the advisory Client.
● RWM or Access Persons with RWM may buy or sell for their personal accounts investment products identical to those recommended to Clients. In accordance with standard “front running” guidelines, no person employed by RWM may enter an order to purchase or sell any security prior to a transaction being implemented for an advisory account on the same day. RWM’s CCO will review and may approve exceptions on a case by case basis if it is determined that the trading activity does not violate RWM’s fiduciary duty. Instances in which exemptions may be granted may include (but are not limited to):
oA Supervised Person executes a transaction before an Advisory Client solicits a trade in the same security;
oA Supervised Person participates in a block trade with Advisory Clients; or
oA Supervised Person without access to a portfolio manager’s trading activity executes a transaction in the same security as the portfolio manager’s Advisory Clients.
●RWM and its employees generally may not participate in private placements or initial public offerings (IPOs), the RWM/WisdomTree Crypto Index Portfolios or The Compound Capital, LP Venture Capital Fund without pre-clearance from RWM’s Compliance Officer. Pre-clearance request will be submitted via SMART.
●RWM employees may not trade or recommend securities to clients for those companies that are outside business activities of RWM employees who maintain a private equity stake or receive compensation. Pre-clearance request will be submitted via SMART.
●RWM requires that all individuals must act in accordance with all applicable federal and state regulations governing registered investment advisory practices.
●Records will be maintained of all securities bought or sold by RWM, Access Persons of RWM, and related entities. The CCO will review these records on a regular basis.
●Any individual not in observance of the above may be subject to termination.

1.4Other Legal and Regulatory Matters
A.Confidentiality. Access Persons are prohibited from revealing information relating to the investment intentions, activities or portfolios of Advisory Clients except to persons whose responsibilities require knowledge of the information.

B.     Gifts. The following provisions on gifts apply to Access Persons:

1.Accepting Gifts. On occasion, because of their position with RWM, Access Persons may be offered or may receive, without notice, gifts from Clients, brokers, vendors or other persons. Acceptance of extraordinary or extravagant gifts is prohibited. Any such gifts must be declined and returned in order to protect the reputation and integrity of RWM. Gifts of nominal value (i.e., a gift whose reasonable value, alone or in the aggregate, is not more than $200 in any twelve month period), customary business meals, entertainment (e.g., sporting events), and promotional items (i.e., pens, mugs, T-shirts) may be accepted. Access Persons are prohibited from accepting entertainment that is excessive in nature. Pre-Clearance of such entertainment is required. Entertainment that may be considered acceptable or reasonable would be a dinner, a round of golf or a single sporting event. The individual or representative from an entity that is providing the entertainment should be present, otherwise the entertainment could classify the event as excessive. All gifts received by an Access Person that might violate this Code must be promptly reported to RWM’s CCO.

2.Solicitation of gifts. Access Persons are prohibited from soliciting gifts of any size under any circumstances.

3.Giving gifts. Access Persons may not give any gift with a value in excess of $200 (per year) to an Advisory Client or persons who do business with, regulate, advise or render professional services to RWM.

4.Pre-clearance of Gifts. Gifts given and received require pre-clearance via the online Business Gift/Entertainment Pre-Clearance form in SMART.

C.Company Opportunities. Access Persons may not take personal advantage of any opportunity properly belonging to any Advisory Client or RWM. This includes, but is not limited to, acquiring Reportable Securities for one’s own account that would otherwise be acquired for an Advisory Client.

D.     Undue Influence. Access Persons shall not cause or attempt to cause any Advisory Client to purchase, sell or hold any security in a manner calculated to create any personal benefit to such Access Person. If an Access Person stands to materially benefit from an investment decision for an Advisory Client that the Access Person is recommending or participating in, the Access Person must disclose to those persons with authority to make investment decisions for the Advisory Client the full nature of the beneficial interest that the Access Person has in that security, any derivative security of that security or the security issuer, where the decision could create a material benefit to the Access Person or the appearance of impropriety. The person to whom the Access Person reports the interest, in consultation with the CCO, must determine whether or not the Access Person will be restricted in making investment decisions in respect of the subject security.

E.     Reporting, Review and Record Keeping. All violations of the Code must be reported promptly to the CCO. The CCO shall periodically review Access Persons’ personal trading reports and otherwise take reasonable steps to monitor compliance with, and enforce, this Code. The CCO shall maintain in RWM’s files (i) a current copy of the Code, (ii) records of violations and actions taken as a result of the violations, (iii) copies of all Access Persons’ written acknowledgement of receipt of the Code, (iv) a copy of the initial holdings report and (vi) copies of the quarterly and annual compliance certificates required by the Code.

F.     Sanctions. If the CCO determines that an Access Person has committed a violation of the Code, the Company may impose sanctions and take other actions as it deems appropriate, including a letter of caution or warning, suspension of personal trading privileges, suspension or termination of employment, fine, civil referral to the SEC and, in certain cases, criminal referral. RWM may also require the offending Access Person to reverse the trades in question, forfeit any profit or absorb any loss derived there from; and such forfeiture shall be disposed of in a manner that shall be determined by RWM in its sole discretion. Failure to timely abide by directions to reverse a trade or forfeit profits may result in the imposition of additional sanctions.

G.     Exceptions. Exceptions to the Code will rarely, if ever, be granted. However, the CCO may grant an occasional exception on a case-by-case basis when the proposed conduct involves negligible opportunities for abuse. All exceptions shall be solicited and issued in writing. No reports shall be required under this Code for (i) transactions effected pursuant to an automatic investment plan and (ii) securities held in accounts over which the Access Person has no direct control.
H.     Compliance Certification. All Access Persons and Supervised Persons shall sign a certificate promptly upon becoming employed or otherwise associated with RWM that evidences his or her receipt of this Code of Ethics and submit to RWM a complete report of the Access Person’s securities holdings. All Access Persons shall hold all personal brokerage accounts at an approved firm and submit to the CCO, no later than 30 days after the close of each quarter, in the form prescribed by RWM for this purpose, a list of all personal transactions in Reportable Securities. Annually, all Access Persons will be required to certify compliance with RWM’s Code of Ethics. Certifications are conducted via SMART.

I.Whistleblower Program. Effective August 12, 2011, The Dodd-Frank Wall Street Reform and Consumer Protection Act (aka the Whistleblower Program) provided the SEC the authority to pay financial rewards to whistleblowers who provide new and timely information about any securities law violation. To be eligible, the whistleblower’s information must lead to a successful SEC enforcement action with more than $1,000,000 in monetary sanctions. More information regarding eligibility and how to report anonymously can be found via the following link: https://www.sec.gov/enforcement-litigation/whistleblower-program.

A person must be acting in good faith in reporting a complaint or concern and must have reasonable grounds for believing a deliberate misrepresentation has been made regarding accounting or audit matters or a breach of this Manual or the Firm’s Code of Ethics. A malicious allegation known to be false is considered a serious offense and will be subject to disciplinary action that may include termination of employment.

It is further a policy of RWM that any misconduct by any RWM principal, employee (exempt or non-exempt) shall be reported to the CCO. Or if in the case the misconduct being reported is regarding the CCO, reports shall be made to the principals of the firm.

J.     Identity Theft Prevention Program. RWM has adopted the Identity Theft Prevention Program (“ITPP”), as required by the Commodity Futures Trading Commission and the Securities and Exchange Commission under Part 162 of the Commodity Exchange Act and Part 248 of the Securities Exchange Act of 1934. The program is intended to require certain regulated entities to establish programs that will address the risks of identity theft. It also requires that financial institutions and creditors develop and implement a written program designed to detect identity theft red flags, prevent identity theft red flags, and mitigate identity theft in connection with existing accounts and the opening of new accounts. For more information on RWM’s procedures on how to detect, prevent, and mitigate identity theft, please refer to RWM’s ITPP policy supplement. If you have any questions regarding RWM’s ITPP policy, please direct them to RWM’s chief compliance officer, Ms. Hatzfeld.

Appendices to the Code. The Code shall be supplemented by the Compliance and Written Supervisory Procedures Manual in its entirety, specifically including, without limitation, those dealing with:

(i)Trading (Item 3 of this Manual);
(ii) Principal & Agency Cross Transactions (Item 3.9 of this Manual);
(iii) Insider Trading (Item 4 of this Manual);
(iv) Personal Securities Transactions (Item 5 of this Manual).

2.0PERSONAL SECURITIES TRANSACTIONS PROCEDURES

1.1Personal Trading Activities of Employees

Personal trading and investment activities of employees are subject to various federal securities laws, rules and regulations, e.g., Investment Advisers Act Section 206 (anti-fraud provision); Advisers Act Rule 204-3 (requiring an Adviser to disclose its practices and interests in Client transactions); Exchange Act Section 16 (requiring disclosure of certain securities transactions by officers and principal shareholders of public companies) and Exchange Act Section 10(b) and Rule 10b-5 (prohibiting the use of manipulative and deceptive devices in connection with the purchase or sale of securities).

It is the express policy of RWM that no person employed by RWM may purchase or sell any security prior to a transaction(s) being implemented for an advisory account during the same day unless such transactions are at a price equal to or inferior to the price obtained by advisory Clients, and therefore, preventing such employees from benefiting from transactions placed on behalf of advisory accounts. RWM may utilize batched orders to carry out this policy.

Policies and procedures have been established to monitor at a minimum personal trading and activities of those employees who are deemed to be advisory representatives (as defined in Adviser Act Rule 204-2) and/or access persons (as defined in Investment Company Act 17j-1).

A record of securities transactions for the account of RWM and any of RWM’s affiliated persons shall be established and maintained.

●A director, officer and/or employee of RWM shall not buy or sell securities for their personal portfolio(s) where their decision is substantially derived, in whole or in part, by reason of his or her employment unless the information is also available to the investing public on reasonable inquiry. No person of RWM shall prefer his or her own interest to that of the advisory Client.
●RWM maintains a list of all securities holdings for itself, and anyone associated with its advisory practice with access to advisory recommendations. These holdings are reviewed on a regular basis by Ms. Hatzfeld.

Such transactions must be recorded within thirty days of the end of each calendar quarter.
The record of such transactions shall reflect the following information:

●The title and amount of the security involved.
●The date and nature of the transaction (i.e., purchase, sale, or other acquisition or disposition).
●The price at which the transaction was affected; and
●The name of the broker-dealer or investment adviser through which the transaction was affected.

An employee’s account is any account in which the employee has a beneficial interest, including:

●Spouse’s account(s)
●Other dependent’s account(s)
●Individual account(s)
●Corporate account(s)
●Joint account(s)
●Tenants in common
●Investment club(s)
●Partnership(s)
●Account(s) where the investment advisory representative acts as custodian, trustee, executor, or in a similar capacity (prohibited in most cases by the chosen brokerage company’s policies governing its registered representatives)

RWM requires that all individuals must act in accordance with all applicable federal and State regulations governing registered investment advisory practices.

Any individual not in observance of the above may be subject to disciplinary action.

RWM’s Access Persons may not buy or sell certain securities in which the person has a beneficial ownership unless the transaction occurs in an exempted security, or the employee has complied with the Personal Security Transaction Policy set forth below.

1.2Pre-Clearance Procedures

RWM’s Access Persons must have written clearance for personal securities transactions meeting the following criteria before placing the transactions:
Individual Security (pre-clearance and post-trade review)
●Restricted security list
●Security watch list
●Initial Public Offerings
●Private Placements
●Limited Offerings
●RTREE(RWM/WisdomTree) Digital Asset Index portfolio
●The Compound Capital, LP Venture Capital Fund via AngelList

Effective March 2024, RWM revised these procedures regarding personal trading clearance and monitoring. RWM does not have a “buy” or ”sell” list of restricted securities or security watch list since RWM has always transacted in ETFs, mutual funds, or via third-party asset managers on behalf of clients. Therefore, there are no securities that pose a conflict of interest in relation to client transactions.

RWM reserves the right to disapprove any proposed transaction that may have the appearance of improper conduct. Access Person should complete the relevant Pre-Clearance Request form must be submitted via SMART, while RWM’s CCO shall submit pre-clearance requests for his/her personal transactions to RWM’s Managing Member/Chief Executive Officer. Once pre-clearance is granted via SMART to an Access Person, such Access Person may only transact in that security for the remainder of the trading day.

1.3Reportable Securities

RWM deems the following to be securities for the purpose for complying with its personal securities transactions policy:

Stocks, bonds, closed-end mutual funds, exchange traded funds (ETFs), notes, debentures, evidence of indebtedness, certificates of interest or participation in any profit-sharing agreement, collateral-trust certificates, fractional undivided interests in oil, gas, or other mineral rights, any options, or in general, any interest or instrument commonly known as a security.

1.4Exempt Securities

Investments in commercial paper, money market accounts, unit investment trusts, treasury securities, certificates of deposit and shares of open-end mutual fund companies do not need to be reported by Access Persons.

1.5Beneficial Ownership

Access Persons will be deemed to have beneficial ownership of securities if they have or share a direct or indirect financial interest in the securities. This will be the case where the Access Persons may directly or indirectly profit from a securities transaction.

1.6Exempt Transactions

The following transactions are considered exempt transactions:

●Any transactions occurring in an account that is managed on a fully discretionary basis by an unaffiliated money manager.
●Acquisitions or dispositions of securities as a result of a stock dividend, stock split, or other corporation actions.
●Any transaction in an account over which the Access Person does not have any direct or indirect influence or control.
●Purchases of securities in Dividend Reinvestment Plans (DRIPs).
●Purchases of securities by the exercise of rights issued to holders of a class of securities on a pro-rata basis.

1.7Initial Public Offerings

No Supervised Person shall acquire beneficial ownership of securities in an initial public offering without the consent of the CCO or in the case of the CCO’s absence, Barry Ritholtz, Managing Member.

1.8Private Placements

No Supervised Person shall acquire beneficial ownership of securities in a private placement without the consent of the CCO or in the case of the CCO’s absence, Barry Ritholtz, Managing Member.

1.9Reporting

Access Persons may only personally trade securities through an approved securities firm or a DRIP. Each Access Person must ensure that RWM is sent duplicate account statements and trade confirmations no less frequently than thirty (30) days after the end of each calendar quarter. Sample forms can be found in the Appendix hereto. Access Persons must initially submit a holdings report within 10 days of becoming an Access Person and at least once each 12-month period thereafter, on a date selected by RWM. The information must be current as of 45 days before the report is submitted.

1.10Trading & Review

RWM does not allow “front-running” of Client accounts, i.e., personal trading conducted by Access Persons before Client accounts are traded in the same security. In order to avoid “front-running” of Client accounts, Access Persons must conduct all personal trading at the end of the business day after Client accounts have been traded. Access Person accounts will be reviewed for this activity and other potential problems.

1.11Remedial Actions

RWM has implemented remedial actions that are designed to discourage its Access Persons from violating the Personal Securities Transaction Policy. In general, these actions are as follows, but may be more severe based on the circumstances:
●1st Violation—Verbal Warning.
●2nd Violation—Written Warning.
●3rd Violation— Suspension and/or termination of employment.

1.12Disclosure

RWM shall describe the Codes of Ethics to Clients in Part 2 of Form ADV and, upon request, furnish Clients with a copy of the Code of Ethics. All Client requests for RWM’s Code of Ethics shall be directed to the CCO.

1.13Record-Keeping

RWM shall maintain all records pertaining to personal securities transactions for a period of no less than five (5) years from the end of the fiscal year in which the document was last altered/amended.

1.14Responsibility

The CCO will be responsible for administering the Personal Securities Transaction Policy. All questions regarding the policy should be directed to the CCO.

1.15Restricted Security List and Watch Security List

RWM’s Chief Compliance Officer may create a restricted security list or security watch list. Access Persons are prohibited from trading securities that are included on a restricted security list or security watch list without obtaining written preclearance from RWM’s Chief Compliance Officer. Access Persons will be promptly notified in writing if a security is added or removed to a restricted security list or security watch list. Access Persons are required to sign and acknowledge that they have been notified of changes to a restricted security list or watch security list. There are currently no securities on a Restricted Security List or Watch Security List.